UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 30, 2008
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935	20-0467835
(Commission File Number)	(I.R.S. Employer Identification No.)

5100 Tennyson Parkway Suite 1200 Plano, Texas (Address of principal executive offices)	75024 (Zip code)

Registrant’s telephone number, including area code:	(972) 673-2000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
and
Item 2.03 Creation of a Direct Financial Obligation
(a) Direct Financial Obligation
Overview of Transactions
On May 30, 2008, Denbury Resources Inc. (NYSE: DNR), through our principal wholly-owned operating subsidiary, Denbury Onshore, LLC, closed two transactions with wholly-owned indirect subsidiaries of Genesis Energy, L.P. (AMEX: GEL), the master limited partnership for which our subsidiary, Genesis Energy, Inc. serves as general partner.
The transactions involve a 20-year financing lease for our NEJD CO2 pipeline, and the sale of our Free State CO2 pipeline with a 20-year transportation services arrangement. Genesis paid us $175 million for entering into the NEJD financing lease transaction and we sold the Free State pipeline system to Genesis for $50 million in cash and $25 million of Genesis common limited partnership units. Denbury Resources Inc. has guaranteed the payment obligations of Onshore under the transportation services agreement and the financing lease.
NEJD Pipeline Transaction
The NEJD financing lease provides us with the exclusive right for the 20-year term to continue using the NEJD pipeline system for transportation of CO2. Under the financing lease, we retain and are responsible for the use, occupancy, ownership, operation and maintenance of the pipeline, and bear and assume all obligations and liabilities with respect to the pipeline, for periods both prior to and during the term of the financing lease.
The NEJD financing lease requires us to make quarterly base rent payments beginning August 30, 2008. These quarterly rent payments are fixed at $5,166,943 per quarter or approximately $20.7 million per year (prorated for 2008) during the 20-year lease term, at an interest rate of 10.25%. We plan to record the NEJD transaction as a financing lease (i.e. debt) for accounting purposes. At the end of the term, Genesis will release its secured interest in the line to us for $1.00. We have the option or obligation upon the occurrence of certain events specified in the financing lease, and may have the obligation if we default, to prepay our financing lease obligations.
Free State Pipeline Transaction
Under the Free State transportation services agreement, Genesis is responsible for owning, operating, maintaining and making improvements to the pipeline. The transportation services agreement gives us the exclusive right to use the pipeline for an initial term of 20 years with two five-year renewal options. We have agreed to use this line to transport CO2 to our current and certain other enhanced oil recovery operations in East Mississippi and we have a right of first refusal to purchase the pipeline prior to any sale to a third party.

The total tariff under the Free State transportation services agreement is $100,000 per month plus a through-put fee based on average daily volumes per month with no minimum volumes required. Based upon our forecasted through-put, we currently project that we will initially pay Genesis approximately $9.3 million per annum (prorated for 2008). We anticipate the transportation services agreement will be a financing lease (i.e. debt) for accounting purposes, with approximately $1.5 million (increasing at 1% per year) of the annual payments expensed as operating costs. For financial accounting purposes the interest rate is approximately 13.2% per annum.
Use of Proceeds
We used $131 million of the $225 million cash proceeds from these transactions to pay the full amount outstanding as of May 30, 2008 under our bank credit agreement.
Our borrowing base under our credit agreement is $1.0 billion, with the commitment amount set at $350 million. The borrowing base represents the amount that can be borrowed from a credit standpoint based on our assets, as confirmed by the banks, while the commitment amount is the amount the banks have committed to fund pursuant to the terms of the credit agreement. The banks have the option to participate in any borrowing request by us in excess of the commitment amount, up to the borrowing base limit, although the banks are not obligated to fund any amount in excess of the commitment amount.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit Number	Document Name

Exhibit 99.1	Pipeline Financing Lease Agreement by and between Genesis NEJD Pipeline, LLC, as Lessor, and Denbury Onshore, LLC, as Lessee, dated May 30, 2008

Exhibit 99.2	Transportation Services Agreement by and between Genesis Free State Pipeline, LLC and Denbury Onshore, LLC, dated May 30, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENBURY RESOURCES INC.
Date: June 5, 2008	By:	/s/ Phil Rykhoek
		Name:	Phil Rykhoek
		Title:	Senior Vice President and Chief Financial Officer

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